Exhibit 31

[Unofficial English translation from Hebrew]
Amendment to the Trust Deed of August 18, 2009
drawn up and signed in Tel-Aviv on November 21, 2013

between

SCAILEX CORPORATION LTD.
public company no. 52-003180-8
of 48 Ben-Zion Galis Street, Petach-Tikva 49277 Israel
(“the Company”)
of the first part;
and

REZNIK PAZ NEVO R.P.N. TRUSTS 2007 LTD.
private company no. 51-404642-4
of 14 Yad Charutzim Street, Tel-Aviv Israel
(by virtue of its capacity as the trustee for the Company’s Series B notes)
(“the Trustee”)
of the second part;

Whereas:

a.
On August 18, 2009, the Company and Reznik Paz Nevo R.P.N. Trusts 2007 Ltd. (under its former name – Clal Finance Trusts 2007 Ltd.) signed a trust deed, which was amended on September 6, 2009, and for which an addendum to it was drawn up on September 21, 2009, and which was amended by an amendment and addendum on October 28, 2009, and which was amended on May 27, 2013, all in relation to the Company’s Series B notes (hereinafter: “the Series B Notes” or “Series B”; and the aforesaid trust deed, inclusive of all addenda thereto and the aforesaid amendments shall be called hereinafter: “the Trust Deed”).

b.
The Company attests that, pursuant to the provisions of the Trust Deed that are in effect at this time, pledges in favor of the Trustee of 4,925,306 shares of Partner Communications Company Ltd. (hereinafter: “Partner”), which constitute the Pledged Shares, as this term is defined in the Trust Deed (hereinafter: “the Pledged Shares”), the value of which, according to the closing price of the Partner share published by the Tel-Aviv Stock Exchange Ltd. shortly before the signing date of this amendment to the Trust Deed (on November 20, 2013) is approximately NIS 168 million.

c.
The Company attests that, subsequent to the last payment of the principal that was rendered to the Series B noteholders on June 30, 2013 and subsequent to the last payment of the interest that was rendered to the Series B noteholders on September 30, 2013, the Company’s total current debt (principal and accrued interest until December 31, 2013) to the Series B noteholders is a total of NIS 54,005,724 (hereinafter: “the Balance of the Debt”). Furthermore, the date of the full and final redemption relative to the Series B noteholders (principal and interest) is December 31, 2013.

d.
The Company attests that, in light of the ratio between the value of the Pledged Shares and the Balance of the Debt, which, correct to the signing date of this amendment, is approximately 312%, and in light of the Company’s need to realize all or a portion of the Pledged Shares (concurrent with or after the deposit of the Alternative Collateral in the trust account, as specified hereunder in clause 2.2), or to pledge them as collateral for financing (concurrent with or after the deposit of the Alternative Collateral in the trust account, as specified hereunder in clause 2.2), and this, in order to execute the payment of maturities (principal and interest) to the Company’s noteholders (to the Series B noteholders and, after the deposit of the Alternative Collateral in the trust account, as specified hereunder in clause 2.2, also to the Series D noteholders1) and current payments, the Company approached the Trustee in order to obtain the Series B noteholders’ consent to amend the Trust Deed in a manner that would enable the swap of the existing collateral (the Pledged Shares) for the Alternative Collateral (as this term is defined hereunder), and all in the manner and under the conditions that shall be specified hereunder in this amendment to the Trust Deed and in respect of the period up until the repayment of the entire debt to the Series B noteholders (hereinafter: “the Collateral Swap”), and this, to secure the full payment of the sums that the Company owes and shall owe to the Series B noteholders (including principal, interest and arrears interest [insofar as any shall apply]) and to the Trustee (including fee and reasonable expenses to the Trustee and to the Trustee’s agents pursuant to the provisions of the Trust Deed) and to secure the fulfillment of all of the Company’s other obligations pursuant to the terms of the Series B Notes (all of the aforesaid shall be called hereinafter: “the Entire Debt to the Series B Noteholders”).

1
In this amended deed, “Series D Notes” or “Series D” means the Company’s Series D notes (security number 1115674), together with principal amount not paid on the due date 10/13 of the Company’s Series D notes (security number 1130434).

e.
The Company attests that, on September 18, 2013, the trustees for the Company’s other series of notes announced that the meetings of the noteholders of all of the series of notes issued by the Company (A – D, F – J and 1) issued approval to carry out the Collateral Swap (hereinafter: “the September Collateral Swap”); however, the validity of the said approval expired, due to the elapse of the timeframe stipulated for its completion, which was affixed as October 30, 2013.

f.
The Company attests that, correct to November 2013, its material financial creditors (at a sum exceeding NIS 1 million) are solely noteholders (Series A – D, F – J and 1) of the Company and an Israeli commercial bank (hereinafter: “Commercial Bank”), with the debt to them (correct to November 2013) being as specified in the attestation of the Company’s C.E.O., which was issued to the Trustee on November 19, 2013 (hereinafter: “the Attestation”), and that the Company’s other material creditors are as included in the Company’s financial statements as on June 30, 2013, as published by the Company, or, if incurred subsequent to the date of the financial statements as stated, as specified in the Attestation.

g.
The Company attests that the Collateral Swap, pursuant to that stated in this amendment to the Trust Deed, in no way constitutes creditor preference and/or adversely impacts the existing liens in favor of the Series B noteholders, insofar as the Collateral Swap might not be completed pursuant to the provisions of this amendment, and/or adversely impacts the validity of the Lien (as this term is defined hereunder in clause 2.1) and/or the ability to exercise it, at any time, including shortly after the creation and/or registration of the Lien, while relying on the legal opinion that the Company issued to the Trustee on November 19, 2013.

h.
The Company attests that meetings of the Company’s Series A, C, D, F, G, H, I, J and 1 noteholders were held on November 19, 2013, which were closed on November 21, 2013, during which, the aforesaid noteholders resolved, each series irrevocably by special resolution, to instruct the Trustee for the relevant series of notes to agree to: (1) the Collateral Swap, including the provision, creation and registration of the Alternative Collateral (as this term is defined hereunder) to the Trustee, and to the engagement of the Company and the Trustee in this amendment to the Trust Deed, including any immaterial amendment thereto that shall be agreed upon between the Trustee and the Company; and (2) not institute any legal proceeding and not raise any allegation and/or demand (including a demand calling for immediate repayment) and/or claim against and/or in relation to the Collateral Swap, including, but not limited to, not to raise any allegation and/or demand and/or claim as stated in relation to the completion of the Collateral Swap and/or against the validity of the Alternative Collateral (as this term is defined hereunder), and against a sale and/or pledge of the Pledged Shares (all or a portion thereof) concurrent with or after the provision of the Alternative Collateral and the release of the Pledged Shares from lien in favor of the Trustee (hereinafter: “Lawsuit”); and (3) not demand that the Trustee for the relevant series of notes shall institute any Lawsuit (as this term is defined above); and (4) to instruct the Trustee for the relevant series of notes, subject to the provisions of any law and the Trust Deed, to oppose any proceeding that is contrary to the above consents, insofar as the Trustee might be adjoined as a party to such proceeding – and all this, provided that the Collateral Swap shall be executed and completed, as specified in this amendment to the Trust Deed by no later than December 30, 2013 (“the Record Date”); a copy of the aforesaid resolutions of the noteholders’ meetings is attached as Appendix 1.

i.
The Company attests that, by the time of the deposit of the Alternative Collateral, and as a precondition thereto, Commercial Bank shall issue its irrevocable consent, as specified in the confirmation, a copy of which shall be delivered to the Trustee, by the time of the deposit of the collateral, and which shall be addressed to the Trustee and to all of the trustees for the Company’s noteholders, whereby the Commercial Bank shall irrevocably agree as follows: “(1) to the Collateral Swap, including the provision, creation and registration of the Alternative Collateral (as this term is defined hereunder) to the Trustee, and to the engagement of the Company and the Trustee in this amendment to the Trust Deed, including any immaterial amendment thereto that shall be agreed upon between the Trustee and the Company; and (2) not to institute any legal proceeding and not to raise any allegation and/or demand (including a demand calling for immediate repayment) and/or claim against and/or in relation to the Collateral Swap, including, but not limited to, not to raise any allegation and/or demand and/or claim as stated in relation to the completion of the Collateral Swap and/or the validity of the Alternative Collateral (as this term is defined hereunder), and against a sale and/or pledge of the Pledged Shares (all or a portion thereof) after the release thereof from lien in favor of the Trustee (hereinafter: “Lawsuit”); and (3) not to institute any Lawsuit (as defined above); and (4) to oppose any proceeding that is contrary to the above consents, insofar as Commercial Bank might be adjoined as a party to such proceeding – and all this, provided that the Collateral Swap shall be executed, as specified in this amendment to the Trust Deed by no later than the Record Date, as defined above in clause h. It is hereby agreed that if the consent of Commercial Bank as stated is not received by the Record Date, then the Collateral Swap shall not be carried out, and this amendment shall be voided.

j.
On the basis of that stated above, a meeting of the Series B noteholders was held on November 19, 2013, and was closed on November 21, 2013, during which, the Series B noteholders resolved, by special resolution, to instruct the Trustee to engage in this amendment to the Trust Deed; a copy of the resolution of the Series B noteholders’ meeting is attached as Appendix 2.

k.	It is the desire of the parties to amend the provisions of the Trust Deed in the manner and under the conditions specified in this amendment to the Trust Deed (hereinafter: “This Amendment”).

Wherefore, the parties hereby declare, stipulate and agree as follows:

1.	Recitals; interpretation; definitions

1.1	The recitals to This Amendment, inclusive of the Company’s attestations included therein, and the appendices to This Amendment, constitute an integral part of This Amendment.

1.2	Any term not expressly defined in This Amendment, shall have the meaning ascribed to it in the Trust Deed.

1.3
The provisions of the Trust Deed, which is attached as Appendix 3 to This Amendment, constitute an integral part of This Amendment and shall apply to the relations between the parties and solely in relation to the Series B Notes.

1.4
All provisions of the Trust Deed shall remain in effect, unless expressly stated otherwise in This Amendment. It is hereby clarified that This Amendment serves to supplement the rights of the Trustee and of the Series B noteholders (apart from the swap of the existing collateral [the Pledged Shares] with the Alternative Collateral [as this term is defined hereunder], the value of which, correct to the signing date of This Amendment, is lower than the value of the existing collateral). Accordingly, in the event of an express contradiction between the provisions of This Amendment and the provisions of the Trust Deed, the provisions of This Amendment shall prevail. It is hereby clarified that a breach of This Amendment shall also constitute a breach of the Trust Deed.

2.	Consent to the Collateral Swap

2.1
To secure the Entire Debt to the Series B Noteholders, and to secure the fulfillment of all of the Company’s other obligations to the Trustee and/or to the Series B noteholders pursuant to the terms of the notes, within 3 business days of the signing date of This Amendment, the Company shall pledge in favor of the Series B Trustee, by way of a deposited pledge, and by way of a lien registered with the Registrar of Companies, under a fixed lien, the rights in the Trust Account (as this term is defined hereunder), and under a floating lien, the monies and/or the deposits and/or the securities that shall be deposited from time to time in the trust account and/or any consideration that might be received in respect thereof, including the sum of the Alternative Collateral, including the profits thereof, both of which are sole, first-ranking liens unlimited in amount, and being free and clear of any right of any third party to them. Copies of the lien documents as stated in favor of the Trustee shall be attached as Appendix 4 to This Amendment (hereinafter: “the Lien”). The Lien shall be registered with the Registrar of Companies by no later than one business day prior to the execution date of the Collateral Swap.

“The Trust Account” – trust account number 357907 at branch number 407 of Mizrahi Tefahot Bank Ltd., which was opened by the Trustee and is managed under the Trustee’s name in trust for the Company’s Series B noteholders, and in which the Trustee has sole signatory rights (including in relation to cash withdrawals and/or transfers of monies from this account). Monies to be deposited in the Trust Account shall be invested in unlinked liquid deposits bearing interest on a weekly basis, with the basis being changed to daily, insofar as the Trustee shall be so requested in writing by the Company.

2.2
The sum equivalent to a minimum of NIS 54,755,724 shall be deposited with the Trustee in the Trust Account by no later than the Record Date (hereinabove and hereinafter: “the Alternative Collateral”), which reflects, according to the calculation and attestation of the Company’s C.F.O., which is attached as Appendix 5, the entire Balance of the Debt, plus a monetary sum constituting an additional security cushion at the sum of NIS 750,000.

2.3	The Alternative Collateral shall replace the existing collateral (the Pledged Shares) and shall guarantee the Entire Debt to the Series B Noteholders (as defined above).

2.4
It is hereby clarified and agreed that the non-issuance of the Alternative Collateral and the non-execution of the Collateral Swap, for any reason whatsoever, shall not constitute a breach of the Trust Deed and shall not entitle the holders to any remedy, and, if the Collateral Swap shall not be executed for any reason whatsoever by the Record Date, then This Amendment shall expire and shall not have any validity.

2.5	Furthermore, at the time of the deposit of the Alternative Collateral, and as a precondition to the Collateral Swap, the Company shall deliver all of the documents specified hereunder to the Trustee:

(a)	An irrevocable letter of instructions, in the version attached as Appendix 6 (these instructions shall be approved in writing by the Trustee at that time), whereby:

(1)
The Trustee shall transfer the entire sum required for the purpose of repayment of the Entire Debt to the Series B Noteholders (as this term is defined above) (including principal and interest) to the Series B noteholders (including by way of a transfer to the TASE Clearing House) and/or to the Trustee (by way of offset), out of the monies of the Alternative Collateral, on December 31, 2013, and this, in respect of principal and interest, according to the calculation of the Company’s C.F.O. in this regard, which he shall deliver to the Trustee by no later than December 19, 2013, and any other sum that the Company shall be required to pay to the Trustee and/or to the noteholders by law and/or pursuant to the Trust Deed (including the reasonable expenses of the Trustee and the Trustee’s agents, pursuant to the provisions of the Trust Deed). Notwithstanding that stated above in this subclause, the Trustee shall transfer the entire sum to the noteholders that is required for the purpose of the full repayment of the Balance of the Debt to the noteholders as stated, within one business day of the date that the Series B noteholders shall pass a resolution to call for the immediate repayment of the Entire Debt to them.

(2)
Within 7 business days of the date that the Entire Debt to the Series B Noteholders (as this term is defined above) has actually been paid off, as stated above in clause 2.5(a)(1) and the confirmation in writing, signed by the C.F.O., has been issued to the Trustee, which confirms the repayment of the Entire Debt to the Series B Noteholders, as stated, the Trustee shall transfer to the Company, to a bank account the particulars of which shall be issued to it in advance and in writing, the balance of the sums deposited in the Trust Account subsequent to the actual payment of the Entire Debt to the Series B Noteholders (as this term is defined above) (including the fee and the reasonable expenses of the Trustee and the Trustee’s agents, pursuant to the provisions of the Trust Deed).

(b)
An original bond in respect of the Lien, which is specified above in clause 2.1, along with the Trust Deed, inclusive of all addenda and amendments made thereto, and accompanied by the form “Details of Mortgages and Liens” (Form 10), all being signed by the Company and/or the Trustee (as relevant), whereby on the first page of each document as stated, an original “received” or “submitted for examination” stamp has been stamped and dated by the Registrar of Companies; a complete computer print-out from the Registrar of Companies of the Company’s details, including a summary of the details of the Company’s liens, subsequent to the registration of the Lien, which attests, inter alia, to the proper registration of the Lien; an original lien registration certificate in respect of the Lien.

(c)
An original, signed attestation of a senior officer of the Company, confirmed by an attorney, whereby the Lien does not contradict or conflict with the Company’s undertakings to third parties, and this, in the version that shall be acceptable to the Trustee.

(d)	Condensed minutes of the resolution of the Company’s board of directors approving the Collateral Swap, including the creation of the Lien specified above in clause 2.1.

2.6
Furthermore, at the time of the deposit of the Alternative Collateral, and subject to the creation and registration of the Lien in accordance with the law as stated, concurrent with the actual deposit of the Alternative Collateral into the Trust Account, and subject to the said transfer, the Trustee shall transfer to the Company:

(a)
Confirmation of the cancellation and striking of the existing lien on the existing collateral (the Pledged Shares) in favor of the Trustee (which shall be addressed to the Company and to the Registrar of Companies), in the version attached as Appendix 7 to This Amendment.

(b)
The share certificates in respect of the Pledged Shares (the existing collateral), with the pledge in respect thereof being replaced by the Alternative Collateral within the scope of the Collateral Swap. The aforesaid Share Certificates shall be attached as Appendix 8 to This Amendment.

(c)
“Blank” share transfer deeds that the Company had forwarded to the Trustee in respect of the Pledged Shares (the existing collateral). The aforesaid share transfer deeds shall be attached as Appendix 9 to This Amendment.

(d)	Notice to Partner of the cancellation of the irrevocable instructions that had been issued in relation to the Pledged Shares (the existing collateral), in the version attached as Appendix 10.

2.7
Furthermore, on the date of the transfer of the Alternative Collateral to the Trustee, as stated above in clause 2.4, the Company shall issue an opinion to the Trustee from the Company’s attorney with regard to the creation, registration in accordance with the law and the validity of the Lien (which is specified above in clause 2.1), in the version required by the Trustee. It is hereby clarified that the legal opinion referred to above in paragraph g. of the recitals to This Amendment shall also be included within this framework, and that the Company shall assume the expenses of preparing the opinion.

2.8
Without derogating from the Company’s undertaking to register the Lien with the Registrar of Companies, the deposit of the Alternative Collateral with the Trustee, shall be deemed a deposited pledge (lien).

2.9	It is hereby clarified that the Pledged Shares, which shall be released from lien within the scope of the Collateral Swap, shall not be repledged in favor of the Trustee.

2.10
It is hereby clarified and agreed that the execution and delivery to the Trustee of a copy of the IBAN transfer of the sum of the Alternative Collateral from an Israeli bank to the Trust Account shall be deemed as deposit of the Alternative Collateral with the Trustee on the date specified in that document.

3.
Apart from the amendments specified above in clause 2 to This Amendment, no amendment has been made to the rest of the terms of the Trust Deed, and the Trust Deed and the provisions thereof shall continue to apply between the parties relative to the Series B notes.

4.	By signing This Amendment, the Trustee authorizes each of the Company’s authorized signatories to report on its behalf in the Magna system about its engagement in and signing of This Amendment.

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In witness whereof, the parties have hereunto signed:

/s/ Galit Alkalay-David /s/ Yahel Shachar	/s/ Yossi Reznik
Scailex Corporation Ltd.	Reznik Paz Nevo R.P.N. Trusts 2007 Ltd.

Attorney’s Confirmation

I, the undersigned, Eyal Haskal, the attorney of Scailex Corporation Ltd., do hereby confirm that This Addendum was duly signed by the authorized signatories of Scailex Corporation Ltd., Yahel Shachar and Galit Alkalay-David, including that the signatures of the aforesaid are binding upon the aforesaid company. I hereby also confirm that all resolutions required for the purpose of validating This Amendment to the Trust Deed and the liens referred to in This Amendment to the Trust Deed have been duly passed, pursuant to the aforesaid company’s incorporation documents, and that they are binding in accordance with their terms and conditions.

/s/ Eyal Haskal Eyal Haskal, Adv.